Exhibit 99.2

PRO FORMA RESERVE ESTIMATES

The pro forma reserve estimates set forth below were created by combining Dune and Goldking proved reserve estimates for specific line items for the years ended December 31, 2007 and December 31, 2008. These pro forma reserve estimates have not been prepared by D&M, CG&A or any other independent petroleum engineers. Further, our and Goldking’s independent petroleum engineers made different assumptions when calculating our respective proved reserve estimates. As a result, the combination of our and Goldking’s proved reserve estimates may not accurately portray the proved reserves of our company following the acquisition and in the future. However, the individual estimates for each of Dune and Goldking presented in the footnotes below are from the D&M Reserve Report and the CG&A Reserve Report respectively. While the amounts presented below are necessarily presented with numerical specificity, the actual results achieved during the periods presented will differ from these pro forma reserve estimates and such differences may be material. These estimates are based on information which is currently available and are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

While we believe the assumptions underlying these amounts are reasonable in light of current circumstances, no representation can be or is being made with respect to our ability to achieve these pro forma reserve estimates. Prospective investors must make their own determination as to the reasonableness of the below amounts in determining whether to purchase the securities. Prospective investors should also note that if one or more assumptions are not met, these pro forma reserve estimates may not be met. In addition, our future results are subject to risks and uncertainties over which we have no control or ability to predict. We can give no assurance as to our future operations or the amount of future income or loss as they relate to the below amounts. These pro forma reserve estimates should be read in conjunction with the rest of the offering circular, including “Special Note Regarding Forward-Looking Statements” and “Risk Factors”. See “Risk Factors—The pro forma reserve estimates presented in this offering circular will differ from our actual results.”

	Year Ending December 31,
	2007	2008
	(dollars in thousands)
Net oil and condensate production (Mbbl)(1)	1,163	1,332
Net sales gas production (MMcf)(2)	9,734	11,016

Oil and condensate prices ($ / Bbl)(3)	$59.59	$59.55
Gas price ($ / Mcf)(4)	6.20	6.25

Future gross revenue oil and condensate(5)	$69,288	$79,298
Future gross revenue gas(6)	60,405	68,847
Other revenue(7)	6	—

Future gross revenue total	129,699	148,145

Production and ad valorem taxes(8)	12,988	14,685
Operating expenses(9)	13,072	13,197
Other deductions(10)	5,246	4,694
Capital costs(11)	54,587	15,130

Future net cash flow(12)	43,806	100,439

Future field-level operating income(13)	$98,393	$115,569

(1)

Represents a sum of Net Oil and Condensate Production of 50 Mbbl for 2007 and 60 Mbbl for 2008 from the D&M Reserve Report and Net Oil Production of 1,113 Mbbl for 2007 and 1,272 Mbbl for 2008 from the CG&A Reserve Report.

(2)

Represents a sum of Net Sales Gas Production of 2,643 MMcf for 2007 and 3,038 MMcf for 2008 from the D&M Reserve Report and Net Sales Gas of 7,091 MMcf for 2007 and 7,978 MMcf for 2008 from the CG&A Reserve Report.

(3)

Calculated as weighted average based on production levels of Oil and Condensate Prices of $59.59/Bbl for 2007 and $59.57/Bbl for 2008 from the D&M Reserve Report and Average Oil Price of $59.59/Bbl for 2007 and $59.55/Bbl for 2008 from the CG&A Reserve Report.

(4)

Calculated as weighted average based on production levels of Gas Prices of $5.54/Mcf for 2007 and $5.54/Mcf for 2008 from the D&M Reserve Report and an Average Gas Price of $6.45/Mcf for 2007 and $6.52/Mcf for 2008 from the CG&A Reserve Report.

(5)

Represents a sum of Future Gross Revenue Oil and Condensate of $2,995 for 2007 and $3,552 for 2008 from the D&M Reserve Report and Oil Revenue of $66,293 for 2007 and $75,746 for 2008 from the CG&A Reserve Report.

(6)	Represents a sum of Future Gross Revenue Gas of $14,637 for 2007 and $16,843 for 2008 from the D&M Reserve Report and Gas Revenue of $45,768 for 2007 and $52,004 for 2008 from the CG&A Reserve Report.

(7)	Equal to Other Revenue of $6 for 2007 and $0 for 2008 from the CG&A Reserve Report.

(8)

Represents a sum of Production and Ad Valorem Taxes of $1,544 for 2007 and $1,783 for 2008 from the D&M Reserve Report, Production Taxes of $9,293 for 2007 and $10,431 for 2008 and Ad Valorem Taxes of $2,151 for 2007 and $2,470 for 2008 from the CG&A Reserve Report.

(9)

Represents a sum of Total Operating Expenses of $3,113 for 2007 and $3,275 for 2008 from the D&M Reserve Report and Operating Expenses of $9,959 for 2007 and $9,922 for 2008 from the CG&A Reserve Report.

(10)	Equal to Other Deductions of $5,246 for 2007 and $4,694 for 2008 from the CG&A Reserve Report.

(11)	Represents a sum of Capital Costs of $19,256 for 2007 and $7,324 for 2008 from the D&M Reserve Report and Investments of $35,331 for 2007 and $7,806 for 2008 from the CG&A Reserve Report.

(12)

Calculated as the sum of (i) Future Gross Revenue Total of $17,632 for 2007 and $20,395 for 2008 less the sum of (a) Production and Ad Valorem Taxes of $1,544 for 2007 and $1,783 for 2008, (b) Total Operating Expenses of $3,113 for 2007 and $3,275 for 2008, and (c) Capital Costs of $19,256 for 2007 and $7,324 for 2008, each from the D&M Reserve Report and (ii) Total Revenue of $112,067 for 2007 and $127,750 for 2008 less (a) Production Taxes of $9,293 for 2007 and $10,431 for 2008, (b) Ad Valorem Taxes of $2,151 for 2007 and $2,470 for 2008, (c) Operating Expenses of $9,959 for 2007 and $9,922 for 2008, (d) Other Deductions of $5,246 for 2007 and $4,694 for 2008, and (e) Investments of $35,331 for 2007 and $7,806 for 2008, each from the CG&A Reserve Report. As of April 20, 2007, the 2007 and 2008 averages of the NYMEX forward curve for (i) WTI crude oil are $66.28/Bbl and $69.64/Bbl, respectively and (ii) for Henry Hub natural gas are $8.02/Mcf and $8.61/Mcf, respectively.

(13)	Calculated as Future Net Cash Flow (as defined above in footnote 12) plus Capital Costs (as defined above in footnote 11).